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EXHIBIT 10.65

                    DESCRIPTION OF COMPENSATION OF DIRECTORS

          Each non-employee director of EMRISE Corporation is entitled to receive $1,000 per month as compensation for his services. In addition, each board member chairing a standing committee is entitled to receive $500 per month as compensation for his services. EMRISE reimburses all directors for out-of-pocket expenses incurred in connection with attendance at board and committee meetings. EMRISE may periodically award options or warrants to its directors under its option and incentive plans.